Exhibit 99.8

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated as of June 10, 2011, by and among DR. L.S. SMITH (the “Seller”), NTR METALS, LLC, a Texas limited liability company (the “Purchaser”), and K&L GATES LLP (the “Escrow Agent,” and together with Seller and Purchaser, the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have previously entered into that certain Option Contract (the “Option Contract”), dated as of May 25, 2010, by and between Purchaser and Seller, pursuant to which Purchaser has the option (the “Option”) to purchase from the Seller 1,000,000 shares of the common stock, par value $0.01 per share (the “Option Shares”) of DGSE Companies, Inc., a Nevada corporation (the “Company”); and

WHEREAS, simultaneously with the execution hereof, Seller and Purchaser have entered into that certain Option Exercise Agreement, dated June 10, 2011 (the “Option Exercise Agreement”), which sets forth the terms and conditions pursuant to which Purchaser may exercise its Option until the termination of the Option Exercise Agreement; and

WHEREAS, to facilitate Purchaser’s exercise of the Option, the Purchaser and Seller each desire that Seller place the Option Shares in escrow and that Purchaser deposit the funds necessary to purchase such Option Shares; and

WHEREAS, Purchaser and Seller each desire that the Option Shares be distributed from escrow from time-to-time to the Purchaser in increments of no less than 100,000 shares (an “Option Share Increment”) upon Purchaser’s deposit into escrow of funds equal to the aggregate exercise price required to purchase the number of Option Share Increments requested by Purchaser (the “Aggregate Exercise Price”); and

WHEREAS, the per share exercise price for the Option Shares shall be six dollars ($6.00) per share until the Termination Date (as that term is defined herein); and

WHEREAS, the Parties intend for this Agreement to be read in conjunction with the Option Contract, and, with the exception of Sections 1, 2 and 4 hereof (which sections shall terminate, along with this Agreement, on the Termination Date), nothing herein should be read to modify or supersede the Option Contract; provided, that following the Termination Date, the Stock Option Shares (as defined in the Option Contract) shall equal the Balance as of the Termination Date.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1. Deposit. Contemporaneously with the execution of this Agreement:

(a) Seller shall deposit the Option Shares with Escrow Agent, to be held in escrow under the terms hereof. Escrow Agent is hereby appointed to act as the escrow agent for the Option Shares pursuant to the terms of this Agreement;

(b) Purchaser shall deliver the originally-executed Option Contract to Escrow Agent, to be held in escrow under the terms hereof. Escrow Agent is hereby appointed to act as the escrow agent for the Option Contract pursuant to the terms of this Agreement; and

(c) From time-to-time from the date hereof until July 15, 2011 (the “Termination Date”), Purchaser may deposit the Aggregate Exercise Price into escrow (such escrowed Aggregate Exercise Price, the “Escrowed Funds”). Escrow Agent is hereby appointed to act as the escrow agent for the Escrowed Funds pursuant to the terms of this Agreement.

2. Incremental Exercise. Purchaser must purchase the Option Shares only in whole, not partial, Option Share Increments. Purchaser may purchase Option Share Increments from time-to-time in its discretion until the Termination Date (each such purchase, a “Closing”); provided, however, that Purchaser shall purchase a minimum of one (1) Option Share Increment per Closing, and provided further, that Purchaser may purchase as many Option Share Increments per Closing as are then remaining in escrow (the “Balance”). The Escrow Agent shall not disburse any Option Share Increments to Purchaser if: (i) Purchaser’s Instructions (as that term is defined herein) (x) request the disbursement of partial Option Share Increments, (y) request a number of Option Share Increments exceeding the Balance, or (z) set forth an aggregate exercise price that is less than the Aggregate Exercise Price; or (ii) Purchaser deposits into escrow an amount less than the Aggregate Exercise Price.

3. Escrow Account. Escrow Agent will deposit the Escrowed Funds into one or more separate accounts in a federally-insured financial institution having minimum regulatory capital not less than fifty-million dollars ($50,000,000.00) (collectively, the “Account”). At the sole discretion of the Escrow Agent, the Escrowed Funds may be deposited in an interest-bearing account. All interest earned on the Escrowed Funds (i) shall be held as and deemed for all purposes to be a part of the Escrowed Funds, and (ii) shall be taxed to and be for the account of the Party entitled to such funds as set forth herein, subject to the rights of the Escrow Agent to recover against the Escrowed Funds pursuant to this Agreement. Seller and Purchaser shall provide their federal tax identification number to the Escrow Agent.

4. Escrow Agent’s Duties. Escrow Agent shall have no implied duties under this Agreement, but only the express duties set forth herein, and Seller and Purchaser hereby unequivocally and irrevocably authorize, direct, and empower Escrow Agent to act in accordance with this Section 4 as follows:

(a) If:

(i) Purchaser issued an instruction to the Escrow Agent (with a copy to Seller), in the form attached hereto as Exhibit A, requesting the disbursement of one or more Option Share Increments (the “Purchaser’s Instructions”);

(ii) Purchaser delivers to Seller an executed proxy, in the form attached hereto as Exhibit B, granting Seller full voting power over the shares underlying the Option Share Increment(s) requested to be purchased (with a copy to the Escrow Agent) (the “Proxy”); and

(iii) Purchaser deposits into escrow the Aggregate Exercise Price,

then the Escrow Agent shall, within three (3) business days:

(i) Deliver instructions to the Company’s transfer agent to issue a stock certificate representing the aggregate number of shares underlying the Option Share Increment(s) set forth in Purchaser’s Instructions to Purchaser; and

(ii) As soon as possible upon delivery of instructions to the Company’s transfer agent, disburse the Escrowed Funds to the Seller, together with all interest (if any) earned on the Escrowed Funds. Transfer of the Escrowed Funds to the Seller shall be made via wire transfer of immediately-available funds to Seller’s account as provided to the Escrow Agent.

(b) Purchaser shall issue the Purchaser’s Instructions in good faith. The Escrow Agent shall have no duty to verify the good faith nature of the Purchaser’s Instructions and shall be entitled to fully rely on the Purchaser’s Instructions.

(c) If Seller disputes the terms of the Purchaser’s Instructions, Seller shall deliver written notice of such dispute to Escrow Agent (with copy to the Purchaser) (“Dispute Notice”). If Escrow Agent receives a Dispute Notice before the Termination Date, then notwithstanding the provisions of Sections 4(a) or 4(c), the Escrow Agent shall not release either the Escrowed Funds or the Option Share Increments until either (i) the rights of Purchaser and Seller to the Escrowed Funds and Option Share Increments have been fully and finally adjudicated by a court of competent jurisdiction in Dallas County, Texas and Escrow Agent has been provided with a certified copy of such final order, judgment or other adjudication containing specific directions with respect to distribution of the Escrowed Funds and Option Share Increments, or (ii) all differences with respect to the Escrowed Funds and Option share Increments shall have been resolved by agreement among Purchaser and Seller, and Escrow Agent shall have been notified thereof in a writing (which writing will contain specific directions with respect to the distribution of the Escrowed Funds and Option Share Increments) signed by Purchaser and Seller. The writing evidencing subparts (i) or (ii) of this Section 4(c) is referred to herein as a “Final Determination”.

(d) Each Party to this Agreement agrees to adhere to standards of good faith and fair dealing with respect to this Agreement, the Escrowed Funds and the Option Share Increments and with respect to actions taken hereunder or pursuant hereto.

(e) Any and all Purchaser’s Instructions shall constitute representations and warranties by the Purchaser as to the truth of the matters so instructed, and Purchaser shall have a duty to investigate prior to issuing any Purchaser’s Instructions.

5. Termination of Escrow. If Purchaser does not purchase all of the Option Shares by the Termination Date, then:

(a) Escrow Agent shall disburse the Balance to Seller;

(b) Seller shall cancel the Option Contract and deliver to Purchaser an amended Option Contract providing Purchaser the option to purchase the Balance upon the same terms (except for the revised number of shares) as the Option Contract; and

(c) This Agreement shall terminate and shall be of no further force or effect.

Notwithstanding anything herein to the contrary, Seller and Purchaser may extend the Termination Date by written agreement signed by each of Seller and Purchaser, notice of which shall be provided to Escrow Agent prior to the Termination Date.

6. Compensation and Expenses of Escrow Agent. Purchaser and Seller shall each pay Escrow Agent a fee of twelve thousand five-hundred dollars ($12,500), for a total of twenty-five thousand dollars ($25,000.00), for services rendered pursuant to this Agreement. In addition, Purchaser shall pay all and any reasonable expenses, including attorneys’ fees, incurred by Escrow Agent in connection with its performance under this Agreement. If Escrow Agent incurs any additional or other charges, costs or expenses as a result of the wrongful or improper act of the Purchaser, then the Purchaser shall be liable to the Seller for the additional amounts paid by Seller to the Escrow Agent as a result of the Purchaser’s wrongful or improper act. Notwithstanding anything herein or in the Purchaser’s Instructions to the contrary, Escrow Agent shall be entitled to retain from the Escrowed Funds any outstanding fees and/or expenses then due to it hereunder. Escrow Agent is hereby granted a lien on the Escrowed Funds and Option Shares for all indebtedness that may become owing to Escrow Agent pursuant to this agreement, which may be enforced by Escrow Agent by appropriate foreclosure proceedings. Such lien shall be extinguished as to so much of the Escrowed Funds as are distributed by Escrow Agent.

7. Escrow Agent’s Standard of Care. Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement. Escrow Agent shall not incur any liability or be responsible for the consequences of any breach on the part of the Parties, or either of them, of any of the covenants contained herein or of any acts of agents or representatives of the Parties.

8. Indemnification of Escrow Agent. Each of Purchaser and Seller hereby irrevocably agrees, jointly and severally, to indemnify and hold Escrow Agent and all its employees, representatives, officers, attorneys and agents (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind whatsoever, including reasonable attorneys’ fees in defending against any of the foregoing, incurred by or asserted against the Indemnified Parties or any of them relating to or arising out of this Agreement or any action taken or omitted by any of the Indemnified Parties under this Agreement.

9. No Statements or Notice of Agreements. Escrow Agent is not obligated to render any statements or notices of non-performance hereunder to any Party hereto, but may, in its discretion inform Purchaser and Seller (or their authorized representatives) of any matters pertaining to this Agreement. Escrow Agent is not a party to, and is not bound by or charged with notice of, and has no knowledge of the terms or provisions, and has no duty to inquire into the terms and provisions of, and has no liability under, any other agreement, document or instrument which Purchaser or Seller are party to, or bound by, including without limitation the Option Contract and the Option Exercise Agreement.

10. Submission of Disputes to Court. In the event that the Escrow Agent is in doubt as to what action is to be taken hereunder, then Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, and in any such event Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue to so refrain from acting until receipt of a Final Determination. In case any Escrowed Funds held by Escrow Agent hereunder shall be the subject of any order of any court or the delivery thereof shall be stayed or enjoined by any judgment or order of any court affecting the Escrowed Funds or any part thereof, Escrow Agent is hereby expressly authorized in its sole discretion to comply with all judgments and orders so entered or issued. In such event, Escrow Agent shall give written notice of such compliance to the Purchaser and Seller, and Escrow Agent shall not be liable to either of Purchaser or Seller, nor to their successors or assigns or to any other person, by reason of such compliance.

11. No Financial Obligation of Escrow Agent. Escrow Agent is not required to expend any of its own funds pursuant to, or to cause compliance with, this Agreement.

12. Miscellaneous.

(a) Failure by any Party to insist upon or enforce any of its rights under this Agreement shall not constitute a waiver thereof by such Party or a waiver of any subsequent breach of the same or a different provision hereof.

(b) Neither this Agreement nor any right created hereby shall be assignable by any of the Parties hereto, without the written consent of the other of such Parties hereto.

(c) Subject to the provisions of Section 12(b) hereof, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

(d) This Agreement may not be amended or changed in any respect except by a written instrument signed by all Parties hereto.

(e) All certifications, notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly-given when received by the person to whom the notice was directed; provided, however, that notice to either of Purchaser or Seller shall be conclusively deemed given at 10:00 a.m. on the third business day after the date of deposit in the United States mail when sent by certified or registered mail, postage prepaid, return receipt requested, to the addresses set forth on the signature page (or at such other address as shall be given in writing by Purchaser or Seller to the other Parties). Notices to Escrow Agent will be effective only upon actual receipt thereof.

(f) This Agreement and the terms and provisions thereof shall be construed and enforced in accordance with the laws of the State of Texas. This Agreement is performable in Dallas County, Texas, and venue in any litigation pursuant hereto shall be in Dallas County, Texas.

(g) Each of the Parties hereto acknowledges and agrees that the remedy at law in the event of a breach of any provision of this Agreement by each such Party would be inadequate, and each Party hereto agrees that the other, non-breaching Party, in addition to all other remedies such other Party may have, shall have the right to injunctive relief.

This Agreement, together with the Option Exercise Agreement and Option Contract, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Upon the termination this Agreement in accordance with Section 6, the agreement of the Seller and Purchaser with respect to the subject matter hereof shall be governed only by the Option Contract. With the exception of Sections 1, 2 and 4 hereof (which sections shall terminate, along with this Agreement, on the Termination Date), nothing herein should be read to modify or supersede the Option Contract; provided, that following the Termination Date, the Stock Option Shares (as defined in the Option Contract) shall equal the Balance as of the Termination Date.

(h) .

(i) Each Party hereto (excluding Escrow Agent) agrees that the attorneys’ fees provision of Section 15 of the Option Contract shall apply to this Agreement.

(j) This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same agreement.

(k) Each of the Parties represents and warrants that the person whose signature appears below as an officer of a corporation, if the signing Party is a corporation or other entity other than a person that the signing Party is the duly-elected officer and representative of said corporation or entity and is duly authorized, and has full power, to sign this Agreement for and on behalf of the Party or entity for which they are signing.

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IN WITNESS WHEREOF, the Parties have executed this Escrow Agreement effective as of the date first written above.

SELLER:

/s/ Dr. L.S. Smith
Dr. L.S. Smith

Address:
11311 Reeder Road
Dallas, Texas 75229

PURCHASER:

NTR METALS, LLC, a Texas limited liability company

/s/ John R. Loftus
By:	John R. Loftus
Title:	President

Address:
10720 Composite Drive
Dallas, Texas 75220
Attention: Trey Gum, General Counsel

ESCROW AGENT:

K&L GATES LLP

Address:
1717 Main Street
Suite 2800
Dallas, Texas 75201

By:	/s/ I. Bobby Majumder
I. Bobby Majumder, Partner

[Signature page to Escrow Agreement]

EXHIBIT A

NOTICE OF INTENT TO PURCHASE

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, Texas 75201

Attention: I. Bobby Majumder, Esq.

Dear Mr. Majumder:

Please be advised that pursuant to the Option Exercise Agreement, dated as of June 10, 2011, by and between NTR Metals, LLC, a Texas limited liability company (the “Company”), and Dr. L.S. Smith, the Company hereby requests the disbursement of              shares of the common stock of DGSE Companies, Inc. from escrow upon your receipt of our payment of the Aggregate Exercise Price.

All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Option Exercise Agreement.

Dated this      day of             , 2011

NTR METALS, LLC,
a Texas limited liability company

By:
Title:

cc:	Dr. L.S. Smith

11311 Reeder Road

Dallas, Texas 75229

Email: lssmith1@airmail.net

Exhibit A

EXHIBIT B

IRREVOCABLE PROXY TO VOTE

SHARES IN

DGSE COMPANIES, INC.

                 , 2011

This Irrevocable Proxy to Vote Shares (this “Proxy”) is made and entered into effective as of the      day of             , 2011 (the “Effective Date”), by and between NTR METALS, LLC, a Texas limited liability company (“NTR”) and DR. L.S. SMITH, an individual (“Dr. Smith”).

WHEREAS, NTR has acquired              shares of the common stock, par value $0.01 per share (the “Shares”), of DGSE Companies, Inc., a Nevada Corporation (“DGSE”), from an escrow account established under the terms of that certain Escrow Agreement, dated June 10, 2011 (the “Escrow Agreement”), by and among NTR, Dr. Smith and K&L Gates LLP; and

WHEREAS, as a condition to acquiring the Shares, NTR is required to grant Dr. Smith its proxy to vote the Shares until such time as NTR has purchased 1,000,000 Shares.

NOW, THEREFORE, in consideration of the mutual covenants and consideration as described in this Proxy, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

(1) NTR hereby nominates and appoints Dr. Smith as the attorney or proxy to represent NTR and vote the percentage interest in DGSE represented by the Shares and any other votes or voting rights to which it may be entitled by virtue of NTR’s ownership of the Shares, with respect to any matter regarding DGSE on which NTR may be entitled to vote.

(2) This Proxy is given voluntarily and without any solicitations by any agent of DGSE. This Proxy is irrevocable and coupled with an interest, and will remain in effect as to the Shares for so long as NTR owns the Shares, up to a maximum period of four (4) years from the Effective Date; provided, however, that this proxy will terminate upon the earlier of (i) (x) NTR’s purchase of an aggregate of 1,000,000 Shares, and (y) the release of Dr. Smith as guarantor for DGSE’s $1,500,000 line of credit with Texas Capital Bank, N.A., (ii) the death of Dr. Smith, or (iii) the appointment of a legal Guardian for Dr. Smith due to incapacity by reason of physical or mental condition.

Exhibit B

IN WITNESS WHEREOF, the undersigned has signed this proxy on the date above first written.

DR. L.S. SMITH

NTR METALS, LLC, a Texas limited liability company

By:
Title:

Exhibit B